Exhibit 99.1

NEWS RELEASE May 30, 2007 CONTACT: Mac McConnell Senior Vice President, Finance & CFO 713-996-4700 www.dxpe.com
DXP Enterprises, Inc. Announces Pricing of Public Offering
     Houston, Texas, May 30, 2007 — DXP Enterprises, Inc. (NASDAQ Global Market: DXPE) announced today the pricing of a public offering of 1,000,000 shares of its common stock, all of which are being sold by the Company, at $47.00 per share. The Company expects to use the net proceeds from the public offering to repay all outstanding borrowings of approximately $35.0 million under its existing $50 million revolving credit facility, with the remaining estimated net proceeds of approximately $9.6 million to be used for general corporate purposes, which may include acquisitions.
     The offering is being managed by Stephens Inc. as placement agent.
     The offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from the syndicate department of Stephens Inc. at 111 Center Street, Little Rock, Arkansas 72201.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.
The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company’s filings with the Securities and Exchange Commission.